Exhibit 99.1

CELGENE CORPORATION ANNOUNCES ADDITIONAL $3 BILLION
SHARE REPURCHASE AUTHORIZATION AND PLANS TO EXECUTE
A $2 BILLION ACCELERATED SHARE REPURCHASE PROGRAM

SUMMIT, NJ – (May 24, 2018) – Celgene Corporation (NASDAQ: CELG) today announced that the Company's Board of Directors authorized the repurchase of an additional $3 billion of the Company's common stock. In addition, the Company plans to enter into an accelerated share repurchase (ASR) agreement to repurchase an aggregate of $2 billion of the Company’s common stock. The planned ASR will utilize part of the existing Board authorized share repurchase program as well as part of the new authorization.

The remaining authorization will be used in our continuing open-ended program effective immediately. Additional stock purchases outside the ASR may be made in the open market or in privately negotiated transactions from time to time, as determined by Celgene's management and in accordance with the requirements of the Securities and Exchange Commission.

“The increase in our share repurchase authorization and planned accelerated share repurchase program reflects our confidence in the long-term potential of Celgene,” said Mark J. Alles, Chairman and Chief Executive Officer. “Strategically, we are committed to investing in our innovative pipeline to continue to grow our portfolio and meaningfully increase shareholder value.”

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

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Celgene Contacts

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